Exhibit 3 (ii)

BYLAWS

OF

BALDOR ELECTRIC COMPANY

As adopted by the Board of Directors at the May 2, 1980, meeting and including amendments through August 4, 2008

ARTICLE I

OFFICES

1.	Principal Office. The principal office of the corporation shall be located at such place, either within or without the State of Missouri, as the Board of Directors shall designate from time to time.

2.	Registered Office and Agent. The corporation shall have and continuously maintain a registered office and a registered agent within the State of Missouri. The Board of Directors, from time to time by resolution, may change the registered agent and the address of the registered office.

3.	Additional Offices. The corporation may also have offices and branch offices at such other places as the Board of Directors from time to time may designate or the business of the corporation may require.

ARTICLE II

SEAL

The seal of the corporation shall be a circular impression with the name of the corporation around the rim thereof, the word “CORPORATE” in the upper portion of the center thereof, the words “MO. 1920” in the lower portion of the center thereof, and the word “SEAL” in the center. The Board of Directors, by resolution, may change the form of the corporate seal from time to time.

ARTICLE III

MEETINGS OF SHAREHOLDERS

1.	Place. All meetings of shareholders shall be held at such place within or without the State of Missouri as may be designated by the Board of Directors at a meeting held not less than fifteen days prior to such meeting of shareholders. In the event the Board of Directors fails to designate a place for the meeting to be held, then the meeting shall be held at the principal office of the corporation. Anything to the contrary in this Article III notwithstanding, any meeting of shareholders called expressly for the purpose of removing one or more directors shall be held at the registered office or principal office of the corporation in Missouri or in the city or county in Missouri in which the principal business office of the corporation is located.

2.	Annual Meeting. The annual meeting of the shareholders shall be held the last Saturday in April or the first Saturday in May of each year, at such hour as may be specified in the notice of the meeting. However, the day fixed for such meeting in any year may be changed by resolution of the Board to such other day in April or May as the Board of Directors may deem appropriate. If the day fixed for the annual meeting shall be a legal holiday in the state of the location of such meeting, such meeting shall be held on the next succeeding business date. At the annual meeting the shareholders shall elect directors to succeed those directors whose terms expire and shall transact such other business as may properly come before the meeting.

3.

Special Meetings. Special meetings of shareholders will be called by the Secretary upon request of the President or a majority of the members of the Board of Directors or upon the request of the holders of not less than eighty percent (80%) of all the outstanding shares of the corporation’s stock entitled to vote at such meeting. Notwithstanding the provisions of any Articles of the Restated Articles of Incorporation, as Amended, or any other Article herein, this Section of the Bylaws may not be amended or repealed without the consent of the holders of eighty percent (80%) of the outstanding shares of the corporation.

4.	Notice. Notice, given as provided in Article X of these Bylaws, of each meeting of shareholders, stating the place, day, and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, is required to be delivered or given as provided in Article X of these Bylaws not less than ten (10) nor more than seventy (70) days prior to the date of said meeting.

5.	Quorum and Voting. A majority of the outstanding shares of stock of the corporation, as shall then be in effect, entitled to vote at any meeting, represented in person or by proxy, constitutes a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by law, by the corporation’s Articles of Incorporation, as then in effect, or by these Bylaws; provided, however, that in the absence of such quorum, the holders of a majority of the shares entitled to vote at said meeting and represented in person or by proxy, have the right successively to adjourn the meeting to a specified date not longer than ninety (90) days after such adjournment or to another place. Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, and no notice of such adjournment need be given to shareholders not present at the meeting. Shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter, shall be deemed to be represented at the meeting for quorum purposes. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

6.	Informal Action by Shareholders. In all matters, every decision of a majority of shares entitled to vote on the subject matter and represented in person or by proxy at a meeting at which a quorum is present shall be valid as an act of the shareholders, unless a larger vote is required by law, by these Bylaws, or the corporation’s Articles of Incorporation, as then in effect. Shares represented by a proxy which directs that the shares be voted to abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter. Shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for purposes of the vote as to such matter or matters. A proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter.

7.	Notice of Shareholder Business at Annual Meetings. At any annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. In addition to any other requirements imposed by or pursuant to law, the corporation’s Articles of Incorporation, as then in effect, or these Bylaws, each item of business to be properly brought before an annual meeting must:

(a)	be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or the persons calling the meeting pursuant to the corporation’s Articles of Incorporation, as then in effect;

(b)	be otherwise properly brought before the meeting by or at the direction of the Board of Directors; or

(c)	be otherwise properly brought before the meeting by a shareholder.

For business other than nominations of candidates and the election of directors to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the preceding paragraph, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed to and received at the principal office of the corporation not less than 120 days nor more than 180 days before the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the shareholder must be so delivered, or mailed and received, not earlier than the close of business on the 180th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation.

A shareholder’s notice to the Secretary of the corporation shall set forth the following as to each matter the shareholder proposes to bring before the annual meeting, each of which shall be true and correct:

(a)	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting with respect to such business (and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting,

(b)	the name and address, as they appear on the corporation’s books, of the shareholder(s) proposing such business and any shareholder associated person (as defined below) on whose behalf the proposal is made,

(c)	the number of shares of common stock of the corporation which are beneficially owned or of record by the proposing shareholder(s) and any shareholder associated person (and such notice shall include documentary evidence of such record or beneficial ownership),

(d)	any material interest, including but not limited to, any direct or indirect financial interest, of the proposing shareholder(s) in such business and any shareholder associated person in such business,

(e)	any derivative positions held or beneficially held by the shareholder and any shareholder associated person, and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or increase the voting power of, such shareholder or any shareholder associated person with respect to the corporation’s securities,

(f)	a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such business,

(g)	a representation whether the shareholder or any shareholder associated person intends or is part of a group which intends to solicit proxies in support of such shareholder’s proposal, and

(h)	a representation that the shareholder or any shareholder associated person has filed with the Securities and Exchange Commission any Schedule 13D or Schedule 13G required to be filed by the shareholder or shareholder associated person under the Securities Exchange Act of 1934, as amended, as a result of the shareholder’s or shareholder associated person’s beneficial ownership interest in the corporation, and that all information contained in any such filed Schedule 13D or Schedule 13G is true and correct and accurately reports the shareholder’s or shareholder associated person’s beneficial ownership interest in the corporation.

Notwithstanding anything in these Bylaws to the contrary, but subject to Section 12 of Article VI hereof, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 7 of Article III. The Chairman of the Board of Directors, if the facts shall warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section 7 of Article III. If the Chairman of the Board of Directors so determines, the Chairman of the Board of Directors shall so declare to the meeting and any such business not properly brought before the annual meeting shall not be transacted. The Chairman of the Board of Directors shall have absolute authority to decide questions of compliance with the foregoing procedures, and the ruling thereon shall be final and conclusive. The provisions of this Section 7 shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) under the Exchange Act.

For the purposes of this Section 7 and Section 12 of Article VI, “shareholder associated person” of any shareholder means (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such shareholder associated person.

ARTICLE IV

VOTING PROCEDURE

1.	List of Voters. The officers having charge of the transfer book for shares of the corporation shall make a complete list of the shareholders entitled to vote at any meeting at least ten (10) days before such meeting. Said list shall be arranged in alphabetical order and shall include the address and the number of shares of stock of the corporation held by each. Said list shall be kept on file at the registered office of the corporation within the State of Missouri, at least ten (10) days prior to such meeting and shall be open to the inspection of any shareholder during said period and up to the adjournment of the meeting. Such list also shall be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder prior to adjournment of the meeting. The original share ledger or transfer book or a duplicate thereof kept in the State of Missouri shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of shareholders. Failure to comply with the requirements of this Section 1 of Article IV shall not affect the validity of any action taken at such meeting.

2.	Inspectors. Every meeting of the shareholders shall be called to order by the Chairman of the Board of Directors, the President, or the Secretary of the corporation, or persons calling said meeting. If the object of said meeting is to elect directors or to take a vote of the shareholders on any proposition, then, the person presiding at said meeting may, and if requested to do so by any officer of the corporation or the holders of a majority of the shares present at such meeting, and represented in person or by proxy, shall, appoint not less than two persons who are not directors as inspectors to receive and canvass the votes given at such meeting and certify the results to the person presiding. In all cases where the right to vote any share or shares shall be questioned, it shall be the duty of the inspectors or the persons conducting the vote to require the transfer books as evidence of shares held in the corporation, and all shares that may appear standing thereon in the name of any person or persons shall be entitled to be voted by such person or persons directly by themselves or by proxy.

3.	Inspectors’ Oath. Any inspector, before he shall enter upon the duties of his office, shall take and subscribe the following oath before any officer authorized by law to administer oaths: “I do solemnly swear, that I will execute the duties of an inspector of the election now to be held with strict impartiality, and according to the best of my ability.”

4.	Close of Transfer Books. At each meeting of the shareholders, whether annual or special, the transfer books of the corporation shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder. The Board of Directors shall have the power to close the transfer books, or fix in advance a date not exceeding seventy (70) days preceding, or in advance of, the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting. If the Board of Directors shall not have fixed a record date or closed the transfer books of its shareholders entitled to notice of, and to vote at, a meeting of shareholders, only the shareholders who are shareholders of record at the close of business on the twentieth day preceding the date of the meeting shall be entitled to notice of, and to vote at, the meeting, and any adjournment of the meeting; except that, if prior to the meeting written waivers of notice of the meeting are signed and delivered to the corporation by all the shareholders of record at the time the meeting is convened, only the shareholders who are shareholders of record at the time the meeting is convened shall be entitled to vote at the meeting, and any adjournment(s) of the meeting.

ARTICLE V

VOTERS

1.

Eligible Voters. Any shareholder owning one or more shares of stock on record in the stock books of the corporation on the record date or on the date of closing of the transfer books of the corporation as provided in Section 4 of Article IV of these Bylaws, shall be eligible to vote at any meeting of shareholders; provided, however, that no person or entity shall be admitted to vote any shares belonging or hypothecated to the corporation. On each matter submitted to a vote, each such shareholder shall have as many votes as he has shares of stock in this corporation. Cumulative voting in the election of directors and for any other purpose is specifically and expressly denied.

2.	Proxies. A shareholder may vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney in fact or by any other method allowed by the laws of the State of Missouri. By way of explanation but not limitation, a shareholder may authorize another person to act for the shareholder as proxy by transmitting or authorizing the transmission of the proxy by way of a telegram, cablegram, facsimile, or other means of electronic transmission, or by telephone, to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission. However, any such telegram, cablegram, facsimile, or other means of electronic transmission, or telephonic transmission shall either set forth or be submitted with information from which it can be determined that the telegram, cablegram, facsimile, or other electronic transmission, or telephonic transmission was authorized by the shareholder. If it is determined that such telegrams, cablegrams, facsimiles, or other electronic transmissions, or telephonic transmissions are valid, the inspectors or, if there are not inspectors, such other persons making such determination shall specify the information upon which they relied. Electronic transmission shall mean any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient. No proxy shall be valid after eleven (11) months from the date of execution or transmission unless otherwise provided in the proxy. A duly executed proxy, or a proxy otherwise transmitted in a manner authorized by this Section 2 of Article V, shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power of attorney. The interest with which it is coupled need not be an interest in the shares themselves.

ARTICLE VI

BOARD OF DIRECTORS

1.	Management and Number. The business of the corporation shall be managed under the direction of its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed, from time to time, by resolutions adopted by the Board of Directors, but shall not be less than three (3) persons. The Board of Directors shall be divided into three classes whose terms expire at different times. At the annual shareholders’ meeting to be held in 1977, three (3) Directors shall be elected for a term of one (1) year; three (3) Directors for a term of two (2) years; and three (3) Directors for a term of three (3) years. At each subsequent annual shareholders’ meeting, successors to the class of directors whose terms expire that year shall be elected to hold office for a term of three (3) years. Notwithstanding the provisions of any other Article herein, this Section of the Bylaws may not be amended or repealed without the consent of the holders of two-thirds of the outstanding shares of the corporation.

2.	Vacancies. Whenever any vacancy on the Board of Directors shall occur due to death, resignation, retirement, removal, increase in the number of directors, or otherwise, a majority of the remaining directors then in office, even if less than a majority of the entire Board of Directors, may fill the vacancy or vacancies. A director so elected by the Board of Directors pursuant to this Section 2 of Article VI to fill a vacancy or a newly created directorship need not be presented for election by shareholders until the class to which the director has been so elected by the Board of Directors is presented for election by the shareholders. The Board of Directors shall apportion any increase or decrease in directorships among the classes as nearly equal in number as possible. Notwithstanding the provisions of any other Article herein, only the remaining directors of the corporation shall have the authority, in accordance with the procedure stated above, to fill any vacancy which exists on the Board of Directors.

3.	Quorum. A majority of the full Board of Directors shall constitute a quorum for the transaction of business by the Board of Directors, unless a greater number is required by the corporation’s Articles of Incorporation, as then in effect, or these Bylaws. However, in the absence of such a quorum, a majority of the directors present and voting at a meeting shall have the right successively to adjourn the meeting to a specified date, and no notice of such adjournment need be given to directors not present at the meeting. Any act or decision of a majority of the directors present at a meeting at which a quorum is present shall be the act or decision of the Board of Directors, unless the act of a greater number is required by the corporation’s Articles of Incorporation, as then in effect, or these Bylaws.

4.	Place of Meetings. Meetings of directors shall be held at the principal office of the corporation or such other place or places, either within or without the State of Missouri, as may be agreed upon by the Board of Directors. Members of the Board of Directors may also participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in such manner shall constitute presence in person at the meeting for all purposes.

5.	Regular and Special Meetings. Regular meetings of the Board of Directors shall be held as frequently and at such time and place as may be determined by the Board of Directors from time to time. Special meetings of the Board of Directors shall be called by the Secretary of the corporation at any time on request of the Chairman of the Board, the President of the corporation, or two members of the Board of Directors.

6.	Notice. Regular meetings of the Board of Directors may be held without notice. Special meetings of the Board of Directors may be held upon three (3) days’ notice, given as provided in Article X of these Bylaws or by telephone.

7.	Interest in Transactions. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(a)	The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors of the corporation or committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b)	The material facts as his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(c)	The contract or transaction is fair as to the corporation as of the time it is authorized or approved by the Board of Directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee which authorizes a contract or transaction.

8.	Executive Committee. The Board of Directors may appoint two or more directors to constitute an Executive Committee and may vest such committee with all or any portion of the powers vested by law or in these Bylaws in the full Board of Directors and may provide for rules of procedure to govern the operation of such committee; provided that in no event shall the Executive Committee or any other committee have the power to approve plans of liquidation, merger, or reorganization, the sale of all or substantially all of the assets of the corporation, or amendments of these Bylaws or the corporation’s Articles of Incorporation, as then in effect, of the corporation.

9.	Other Committees. The Board of Directors by resolution adopted by a majority of the whole Board of Directors may appoint other committees composed of two or more members of the Board of Directors and may vest in such committees, to the extent provided in the resolution, any portion of the powers vested by law or in these Bylaws in the full Board of Directors and may provide for rules for procedure to govern the operation of such committees.

10.

Informal Action by the Board of Directors and Committees of the Board of Directors. Any action which is required to be or may be taken at a meeting of the Board of Directors or any Committee of the Board of Directors, may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by all the members of the Board of Directors or of the Committee, as the case may be. The consents shall have the same force and effect as a unanimous vote of the directors, at a meeting duly held, and may be stated as such in any certificate or document filed under the provisions of the General and Business Corporation Law of Missouri. The Secretary of the corporation shall file the consents with the minutes of the meetings of the Board of Directors or the appropriate Committee of the Board of Directors, as the case may be.

11.	Qualification of Directors. The Board of Directors shall be composed of individuals who are at least 21 years of age, shareholders of the Corporation and citizens of the United States. No person shall be qualified to be elected and to hold office as a Director if such person is determined by a majority of the whole Board to have (a) acted in a manner contrary to the best interests of the Corporation, including, but not limited to, violation of either State or Federal law, or maintenance of interests not properly authorized and in conflict with the interests of the Corporation, (b) physical or mental disabilities that prohibit or impede the Director from performing the Director’s duties, or (c) breached any agreement between such Director and the Corporation relating to such Director’s services as a Director, employee or agent of the Corporation.

12.	Nomination of Directors. Nominations for election to the Board of Directors may be made by the Board of Directors, or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote in the election of directors. Nominations, other than those made by the existing Board of Directors, shall be made in writing and shall be delivered or mailed to the Secretary of the corporation not less than 120 days nor more than 180 days before the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the shareholder must be so delivered, or mailed and received, not earlier than the close of business on the 180th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting.

Such nomination and notification shall contain the following information which shall be true and correct:

(a)	the names and addresses of the proposed nominee or nominees;

(b)	the principal occupation of each proposed nominee;

(c)	the total number of shares which are beneficially owned or of record for the proposed nominees;

(d)	the name and residence address of each notifying or nominating shareholder and any shareholder associated person covered by clause (c) below or on whose behalf the nomination is made;

(e)	the number of shares which are beneficially owned or of record for each of the notifying or nominating shareholder and any shareholder associated person (as defined in Section 7 of Article III), and the proposed nominees;

(f)	Any derivative positions held or beneficially held by the notifying or nominating shareholder and any shareholder associated person, and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or increase the voting power of, such shareholder or any shareholder associated person with respect to the corporation’s securities;

(g)	a description of all arrangements or understandings between or among the notifying or nominating shareholder, any shareholder associated person, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

(h)

a representation that the notifying or nominating shareholder or any shareholder associated person has filed with the Securities and Exchange Commission any Schedule 13D or Schedule 13G required to be filed by the notifying or nominating shareholder or shareholder associated person under the Securities Exchange Act of 1934, as amended, as a result of the notifying or nominating shareholder’s or shareholder associated person’s beneficial ownership interest in the corporation, and that all information contained in any such filed Schedule 13D or Schedule 13G is true and correct and accurately reports the notifying or nominating shareholder’s or shareholder associated person’s beneficial ownership interest in the corporation;

(i)	the consent of each nominee to serve as a director if so elected; and

(j)	if the notifying or nominating shareholder intends to solicit proxies in support of such shareholder’s nominee(s), a representation to that effect.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the Board of Directors, and upon his instructions, the judges of election may disregard all votes cast for each such nomination.

ARTICLE VII

OFFICERS

1.	Executive Officers. The executive officers of the corporation shall be a Chairman of the Board of Directors, a President, a Vice President, a Secretary and a Treasurer, and such other additional officers, including an Executive Vice President, Vice Presidents by whatever designation determined by the Board of Directors, Assistant Secretaries and Assistant Treasurers, as the Board of Directors may from time to time elect. Any two or more offices may be held by the same individual.

2.	Election and Term. Each executive officer shall be elected by a majority of the whole number of the Board of Directors, and shall hold office as determined by the Board of Directors. At any meeting of the Board of Directors, the Board of Directors may elect such other officers as it shall deem necessary, who shall hold office as determined by the Board of Directors, and who shall have such authority and shall perform such duties as from time to time shall be prescribed by the Board of Directors.

3.	Removal. Any officer elected by the Board of Directors may be removed by the affirmative vote of a majority of the entire Board of Directors whenever, in its judgment, the interests of the corporation will be served thereby.

ARTICLE VIII

DUTIES OF OFFICERS

1.	Chairman of the Board of Directors. The Chairman of the Board of Directors shall:

(a)	be the Chief Executive Officer and the Chairman of the Executive Committee and the Board of Directors and shall perform such duties as shall be assigned to him and shall exercise such powers as may be granted to him by the Board of Directors;

(b)	preside at all meetings of the shareholders and directors;

(c)	have the authority to sign or countersign certificates, contracts, and other instruments of the corporation, including bonds, mortgages, conveyances and other contracts requiring the seal of the corporation; and

(d)	in the absence of the direction by the Board of Directors to the contrary, have the power to vote all securities held by the corporation and to issue proxies therefor.

2.	President. The President shall:

(a)	perform such duties as shall be assigned to him and shall exercise such powers as may be granted to him by the Board of Directors or by the Chairman of the Board of Directors of the corporation;

(b)	have general supervision and active management of the business and finances of the corporation;

(c)	see that all orders and resolutions of the Board of Directors are carried into effect; subject, however, to the right of the directors to delegate any specific powers to any other officer or officers of the corporation, except such as may be by statute exclusively conferred upon the President;

(d)	have the authority to sign or countersign certificates, contracts, and other instruments of the corporation, including bonds, mortgages, conveyances and other contracts requiring the seal of the corporation; and

(e)	in the absence or disability of the Chairman of the Board of Directors, perform the duties and exercise the powers of the Chairman of the Board of Directors with the same force and effect as if performed by the Chairman of the Board of Directors, and shall be subject to all restrictions imposed upon him.

3.	Vice Presidents. The Executive Vice President, if any, and the Vice Presidents shall:

(a)	perform such duties as shall be assigned to them; and

(b)	exercise such powers as may be granted to them by the Board of Directors or by the Chairman of the Board of Directors.

4.	The Secretary. The Secretary shall:

(a)	attend all meetings of the shareholders and of the Board of Directors and act as clerk thereof, and shall record all votes and the minutes of all proceedings in a minute book to be kept for that purpose;

(b)	keep in safe custody the seal of the corporation, and when authorized by the Chairman of the Board of Directors, the President or a Vice President, shall affix the seal to any instrument requiring the seal, and, when so ordered, add his signature as an attestation thereof;

(c)	give, or cause to be given, a notice as required of all meetings of the shareholders and of the Board of Directors;

(d)	keep or cause to be kept a stock certificate and transfer book and a list of all the shareholders and their respective addresses; and

(e)	perform such other duties as may be prescribed from time to time by the Board of Directors or the Chairman of the Board of Directors.

5.	The Treasurer. The Treasurer shall:

(a)	have custody of the corporate funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books of the corporation to be maintained for such purpose;

(b)	deposit all moneys and other valuable effects of the corporation in the name and to the credit of the corporation in depositories designated by the Board of Directors;

(c)	render to the Board of Directors and the Chairman of the Board of Directors, as they may require, an account of all transactions and of the financial condition of the corporation;

(d)	disburse the funds of the corporation as may be ordered by the Board of Directors; and

(e)	perform such other duties as may be prescribed from time to time by the Board of Directors or the Chairman of the Board of Directors.

6.	Delegation of Power. In the absence of the Chairman of the Board of Directors, or if the Chairman of the Board of Directors is unable to perform the duties of the Chairman’s position, the President shall perform the duties and exercise the powers of the Chairman of the Board of Directors, with the same force and effect as if performed by the Chairman of the Board of Directors, and shall be subject to all restrictions imposed on the authority of the position. In the absence of the President, or if the President is unable to perform the duties of the President’s position, the Chief Financial Officer (or the principal financial officer) shall exercise the powers of the President with the same force and effect as if performed by the President, and shall be subject to all restrictions imposed on the authority of the position. In the absence or disability of any officer of the corporation other than the Chairman of the Board of Directors or the President, the Assistant of such officer shall perform the duties and exercise the powers of such officer with the same force and effect as if performed by such officer, and shall be subject to all restrictions imposed upon such officer. In addition, and without limiting the generality of the foregoing, in case of the absence of any officer of the corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors, by resolution, may delegate the powers or duties of such officer to any other officer or to any director for the time being.

ARTICLE IX

CERTIFICATES OF STOCK AND TRANSFERS

1.	Issuance. Certificates of stock of the corporation shall be issued and signed by:

(a)	(i)	the Chairman of the Board of Directors,
	(ii)	the President, or
	(iii)	a Vice President, and

(b)	(i)	the Secretary,
	(ii)	an Assistant Secretary,
	(iii)	the Treasurer, or
	(iv)	an Assistant Treasurer.

Certificates of stock of the corporation shall bear the corporate seal. Such seal may be facsimile, engraved or printed, and if any such certificate shall be signed by a transfer agent or by a registrar, the signature of any such officer upon such certificate may be facsimile, engraved or printed. Certificates shall be numbered consecutively and registered as they are issued. Each certificate shall indicate, upon its face, among other things, the name of the corporation, the owner’s name, the number and class of shares of stock represented by the certificate, the par value of shares of such class, the date of its issuance, and the manner in which the shares may be transferred.

2.	Transfers. Transfers of stock shall be made only on the books of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or a transfer agent of the corporation, and on surrender of the certificates for such shares properly endorsed and the payment of all taxes thereon.

3.	Transfer Books. Proper books shall be kept under the direction of the Secretary of the corporation, showing the ownership and transfer of all certificates of stock. The Board of Directors shall have power to close said transfer books of the corporation for a period not exceeding seventy (70) days preceding the date of payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect. In lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date not exceeding seventy (70) days preceding the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any change, conversion or exchange of shares. In such case, such shareholders and only such shareholders as shall have been shareholders of record on the date of closing the transfer books or on the record date so fixed shall be entitled to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after such date of closing of the transfer books or such record date fixed as aforesaid.

4.	Holders of Record. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person or entity, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Missouri.

5.	Lost, Stolen or Destroyed Certificates. The Board of Directors may authorize a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the shareholder claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate or certificates, or the owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against the corporation on account of the alleged loss, theft, or destruction of such certificate(s) or the issuance of such new certificate(s).

6.	Certificates. Notwithstanding anything herein to the contrary, any and all classes and series of shares, or any part thereof, may be represented by uncertificated shares, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class of series shall be identical. Notwithstanding anything herein to the contrary, the Board of Directors may adopt alternative procedures for registration of transfers of uncertificated shares.

ARTICLE X

NOTICES

1.	Notice Deemed Given. Whenever under the provisions of these Bylaws notice is required to be delivered to any director, officer, or shareholder, such notice shall be deemed to be delivered when:

(a)	deposited in the United States mail with postage thereon prepaid,

(b)	dispatched by prepaid telegram, addressed to such party at such party’s address as it appears on the records of the corporation,

(c)	delivered in person to the party, or

(d)	transmitted to such party the recipient by electronic transmission, which means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient.

2.	Attendance as Waiver. Notice of any meeting required to be given under the provisions of these Bylaws or the laws of the State of Missouri shall be deemed waived by the attendance at such meeting of the party or parties entitled to notice thereof, except where a party or parties attend a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

3.	Waiver of Notice. Any notice required to be given under the provisions of these Bylaws or the laws of the State of Missouri may be waived by the persons entitled thereto signing a waiver of notice before or after the time of said meeting, and such waiver shall be deemed equivalent to the giving of such notice. Such waiver of notice may be executed in person by the party entitled thereto or by the shareholder’s agent duly authorized in writing so to do.

ARTICLE XI

AMENDMENTS

1.	By Shareholders. These Bylaws, or any of them, or any additional or supplementary Bylaws, may be altered, amended, or repealed, and new Bylaws may be adopted at any annual meeting of the shareholders without notice, or at any special meeting the notice of which shall set forth the terms of the proposed Bylaw or Bylaws, or action to be taken with respect to any Bylaw or Bylaws, by a vote of the majority of the shares represented in person or by proxy and entitled to vote at such annual or special meeting, as the case may be.

2.	By Directors. The Board of Directors also shall have the power to adopt new Bylaws, and to amend, alter, and repeal these Bylaws and any additional and supplementary Bylaws, at any regular or special meeting of the Board of Directors unless otherwise provided in the corporation’s Articles of Incorporation, as then in effect. Notice of any such action to be taken on any Bylaws need not be included in the call of said meeting.

ARTICLE XII

CERTIFICATES OF DESIGNATIONS

1.	Certificates of Designations. Except with respect to any provision of these Bylaws that may not be amended or repealed without the consent of the corporation’s shareholders, the provisions of these Bylaws shall be subject to and qualified by the rights of the holders of any series of Preferred Stock (as specified in any duly authorized certificate of designations of any series of Preferred Stock).

2.	Restated Articles of Incorporation. Unless the context requires otherwise, references in these Bylaws to the Restated Articles of Incorporation of the corporation (as it may be amended and restated from time to time) shall also be deemed to include any duly authorized certificate of designations relating to any series of Preferred Stock of the corporation that may be outstanding from time to time.

3.	Amendment. If shares of the corporation’s Preferred Stock are outstanding, the provisions of this Article XII may not be amended without the consent of the holders of a majority of the shares of Preferred Stock, voting as a single class.